Exhibit 99.1

Armstrong World Industries Reports First-Quarter 2023 Results

First-Quarter 2023 Results

•
Net sales up 10% versus the prior-year quarter
•
Operating income up 11% and diluted net earnings per share up 11% versus the prior-year quarter
•
Adjusted EBITDA up 9% and adjusted diluted net earnings per share up 10% versus the prior-year quarter
•
Cash flow from operating and investing activities up 46% and adjusted free cash flow up 52% versus the prior-year quarter

LANCASTER, Pa., April 25, 2023 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of ceiling and wall solutions in the Americas, today reported first-quarter 2023 financial results, including year-over-year net sales growth of 10% driven by a 12% increase in Mineral Fiber segment sales and a 3% increase in Architectural Specialties segment sales.

“The results we delivered in the first quarter of 2023, highlighted by robust Mineral Fiber segment volume growth of 9% and Mineral Fiber adjusted EBITDA margin expansion, are an important first step on the path to delivering sales and earnings growth for the full year. We remain laser-focused on our strategic initiatives to drive sustainable growth while managing our costs in the current uncertain macroeconomic environment,” said Vic Grizzle, President and CEO of Armstrong World Industries. “Our strong market position, our commitment to operational excellence and innovation, and our best-in-class service model continue to enable us to create value in all parts of the economic cycle.”

First-Quarter Results

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2023	2022	Change
Net sales	$310.2	$282.6	9.8%
Operating income	$70.2	$63.2	11.1%
Net earnings	$47.3	$44.4	6.5%
Diluted net earnings per share	$1.04	$0.94	10.6%

Additional Non-GAAP* Measures
Adjusted EBITDA	$96	$87	9.5%
Adjusted net earnings	$51	$48	6.2%
Adjusted diluted net earnings per share	$1.12	$1.02	9.8%

* The Company uses non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods and are useful alternative measures of performance. Reconciliations of the most comparable generally accepted accounting principles in the United States ("GAAP") measure are found in the tables at the end of this press release. Excluding per share data, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest decimal.

First-quarter 2023 consolidated net sales increased 9.8% from prior-year results, driven primarily by higher volumes of $21 million and favorable Average Unit Value ("AUV") of $6 million. Mineral Fiber net sales increased $25 million and Architectural Specialties net sales increased $2 million over the prior-year period.

First-quarter 2023 operating income increased 11.1% versus the prior-year period driven primarily by the benefit of higher volumes, favorable AUV performance and an increase in Worthington Armstrong Joint Venture ('WAVE") equity earnings. These benefits were partially offset by increases in manufacturing costs and selling expenses, as well as severance expenses related to cost savings initiatives in the current-year quarter.

First-Quarter Segment Results

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2023	2022	Change
Net sales	$228.4	$203.2	12.4%
Operating income	$63.8	$57.6	10.8%
Adjusted EBITDA*	$84	$74	12.9%

First-quarter 2023 Mineral Fiber net sales increased 12.4% from prior-year results due to $19 million of higher sales volumes and $6 million of favorable AUV. The increase in volumes was primarily driven by a recovery of sales volumes compared to a weaker prior-year period due to inventory level reductions at certain customers, and partially due to current-year inventory level increases at home center customers. The improvement in AUV was driven by favorable like-for-like price, partially offset by unfavorable geographic mix.

First-quarter operating income increased 10.8% from prior-year results driven primarily by a $12 million benefit from higher sales volumes, a $5 million benefit from favorable AUV and a $3 million increase in WAVE equity earnings. These benefits were partially offset by an $8 million increase in manufacturing costs, primarily driven by raw material and energy inflation and inventory valuation impacts, partially offset by improved manufacturing productivity. Also partially offsetting the favorability was $3 million in severance costs related to cost savings initiatives in the current-year quarter and a $3 million increase in selling expenses, partially in support of digital growth initiatives.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2023	2022	Change
Net sales	$81.8	$79.4	3.0%
Operating income	$7.2	$6.5	10.8%
Adjusted EBITDA*	$12	$13	(10.0)%

First-quarter 2023 net sales in Architectural Specialties increased 3.0% from prior-year results, driven by growth across most product categories, partially offset by lower metal product sales. Net sales growth was also negatively impacted by the timing of custom project sales.

The 10.8% increase in first-quarter Architectural Specialties operating income was driven primarily by a $2 million margin benefit from increased sales and favorable project mix and a $1 million reduction in acquisition-related expenses, partially offset by a $2 million increase in selling expenses.

Cash Flow and Share Repurchase Program

Cash flows from operating activities for the first three months of 2023 increased $10 million versus the prior-year quarter, while cash flows from investing activities decreased $2 million versus the prior-year quarter. The net $8 million, or 46%, increase in operating and investing cash flows was primarily due to favorable working capital changes, most notably in inventory, and an increase in dividends from WAVE, partially offset by an increase in purchases of property, plant and equipment.

During the first quarter of 2023, we repurchased 0.4 million shares of common stock for a total cost of $27 million, excluding the cost of commissions and taxes. As of March 31, 2023, there was $322 million remaining under the Board of Directors' current authorized share repurchase program.

**On July 29, 2016, our Board of Directors approved our share repurchase program pursuant to which we are authorized to repurchase up to $1,200 million of our outstanding common stock through December 31, 2023 (the “Program”). Repurchases under the Program may be made through open market, block and privately negotiated transactions, including Rule 10b5-1 plans, at such times and in such amounts as management deems appropriate, subject to market and business conditions, regulatory requirements and other factors. The Program does not obligate AWI to repurchase any particular amount of common stock and may be suspended or discontinued at any time without notice.

Maintaining 2023 Outlook

“While we are encouraged by our first-quarter results, including adjusted free cash flow growth versus prior year, we acknowledge the challenging macroeconomic environment and expect weaker market conditions ahead for the rest of the year,” said Chris Calzaretta, AWI CFO. “We are confident in the financial strength of our business and are maintaining our full-year 2023 outlook. We continue to be focused on executing our strategy, delivering manufacturing productivity, managing costs across the business and growing adjusted free cash flow. Our capital allocation strategy is unchanged, as we expect to continue to create long-term value for shareholders through reinvestment in our business, strategic partnerships and acquisitions, and returning excess cash to shareholders.”

		For the Year Ended December 31, 2023
(Dollar amounts in millions except per-share data)	2022 Actual	Current Guidance			VPY Growth %
Net sales	$1,233	$1,260	to	$1,310	2%	to	6%
Adjusted EBITDA*	$385	$395	to	$420	3%	to	9%
Adjusted diluted net earnings per share*	$4.74	$4.80	to	$5.05	1%	to	7%
Adjusted free cash flow*	$221	$230	to	$250	4%	to	13%

Earnings Webcast

Management will host a live webcast conference call at 10:00 a.m. ET today, to discuss first-quarter 2023 results. This event will be available on the Company's website. The call and accompanying slide presentation can be found on the investor relations section of the Company's website at www.armstrongworldindustries.com. The replay of this event will be available on the website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, those relating to future financial and operational results, expected savings from cost management initiatives, the performance of our WAVE joint venture, market and broader economic conditions and guidance. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. This includes annual guidance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Form 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”), including the Form 10-Q for the three months ended March 31, 2023, that the Company expects to file today. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

Armstrong World Industries, Inc. is a leader in the design, innovation and manufacture of innovative ceiling and wall system solutions in the Americas. With $1.2 billion in revenue in 2022, AWI has approximately 3,000 employees and a manufacturing network of 16 facilities, plus seven facilities dedicated to its WAVE joint venture.

More details on the Company’s performance can be found in its report on Form 10-Q for the quarter ended March 31, 2023, that the Company expects to file with the SEC today.

Contacts

Investors & Media: Theresa Womble, tlwomble@armstrongceilings.com or (717) 396-6354

Reported Financial Results

(amounts in millions, except per share data)

SELECT FINANCIAL RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Net sales	$310.2	$282.6
Cost of goods sold	198.1	180.4
Gross profit	112.1	102.2
Selling, general and administrative expenses	62.7	57.1
Loss related to change in fair value of contingent consideration	-	0.1
Equity (earnings) from joint venture	(20.8)	(18.2)
Operating income	70.2	63.2
Interest expense	8.7	5.1
Other non-operating (income), net	(2.4)	(1.3)
Earnings before income taxes	63.9	59.4
Income tax expense	16.6	15.0
Net earnings	$47.3	$44.4

Diluted net earnings per share of common stock	$1.04	$0.94
Average number of diluted common shares outstanding	45.5	47.2

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Net Sales
Mineral Fiber	$228.4	$203.2
Architectural Specialties	81.8	79.4
Total net sales	$310.2	$282.6

	For the Three Months Ended March 31,
	2023	2022
Segment operating income (loss)
Mineral Fiber	$63.8	$57.6
Architectural Specialties	7.2	6.5
Unallocated Corporate	(0.8)	(0.9)
Total consolidated operating income	$70.2	$63.2

SELECTED BALANCE SHEET INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

	Unaudited
	March 31, 2023	December 31, 2022
Assets
Current assets	$362.0	$356.5
Property, plant and equipment, net	560.4	554.4
Other noncurrent assets	765.5	776.3
Total assets	$1,687.9	$1,687.2
Liabilities and shareholders’ equity
Current liabilities	$166.3	$182.7
Noncurrent liabilities	976.8	969.5
Equity	544.8	535.0
Total liabilities and shareholders’ equity	$1,687.9	$1,687.2

SELECTED CASH FLOW INFORMATION

Armstrong World Industries, Inc. and Subsidiaries

(Unaudited)

	For the Three Months Ended March 31,
	2023	2022
Net earnings	$47.3	$44.4
Other adjustments to reconcile net earnings to net cash provided by operating activities	(1.4)	5.2
Changes in operating assets and liabilities, net	(19.7)	(32.9)
Net cash provided by operating activities	26.2	16.7
Net cash (used for) provided by investing activities	(1.5)	0.2
Net cash (used for) financing activities	(34.7)	(39.2)
Effect of exchange rate changes on cash and cash equivalents	—	0.3
Net (decrease) in cash and cash equivalents	(10.0)	(22.0)
Cash and cash equivalents at beginning of year	106.0	98.1
Cash and cash equivalents at end of period	$96.0	$76.1

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income including adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), adjusted diluted net earnings per share ("EPS") and adjusted free cash flow. Investors should not consider non-GAAP measures as a substitute for GAAP measures. The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of contingent consideration, deferred compensation accruals, impact of adjustments related to the fair value of inventory) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that are recorded over each award's respective vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. The Company excludes all acquisition-related intangible amortization from adjusted net earnings and in calculations of adjusted diluted EPS. Examples of other excluded items have included plant closures, restructuring charges and related costs, impairments, separation costs and other cost reduction initiatives, environmental site expenses and environmental insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2023. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, environmental site expenses and environmental insurance recoveries. Management's adjusted free cash flow measure includes returns of investment from WAVE and cash proceeds received from the settlement of company-owned life insurance policies, which are presented within investing activities on our condensed consolidated statement of cash flows. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures.

In the following charts, numbers may not sum due to rounding. Excluding adjusted diluted EPS, non-GAAP figures are rounded to the nearest million and corresponding percentages are rounded to the nearest percent based on unrounded figures.

Consolidated Results – Adjusted EBITDA

	For the Three Months Ended March 31,
	2023	2022
Net earnings	$47	$44
Add: Income tax expense	17	15
Earnings before income taxes	$64	$59
Add: Interest/other income and expense, net	6	4
Operating income	$70	$63
Add: RIP expense (1)	1	1
Add: Acquisition-related impacts (2)	1	2
Add: Cost reduction initiatives	3	-
Adjusted operating income	$75	$67
Add: Depreciation and amortization	21	21
Adjusted EBITDA	$96	$87

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Mineral Fiber

	For the Three Months Ended March 31,
	2023	2022
Operating income	$64	$58
Add: Cost reduction initiatives	3	-
Adjusted operating income	$66	$58
Add: Depreciation and amortization	18	17
Adjusted EBITDA	$84	$74

Architectural Specialties

	For the Three Months Ended March 31,
	2023	2022
Operating income	$7	$7
Add: Acquisition-related impacts (1)	1	2
Adjusted operating income	$8	$9
Add: Depreciation and amortization	3	4
Adjusted EBITDA	$12	$13

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

Unallocated Corporate

	For the Three Months Ended March 31,
	2023	2022
Operating (loss)	$(1)	$(1)
Add: RIP expense (1)	1	1
Adjusted operating (loss)	$-	$-
Add: Depreciation and amortization	-	-
Adjusted EBITDA	$-	$-

(1) RIP expense represents only the plan service cost that is recorded within Operating income. For all periods presented, we were not required to and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2023	2022
Net cash provided by operating activities	$26	$17
Net cash (used for) provided by investing activities	(2)	-
Net cash provided by operating and investing activities	$25	$17
Add: Net environmental expenses	-	1
Add: Contingent consideration in excess of acquisition-date fair value (1)	5	2
Adjusted Free Cash Flow	$30	$20

(1) Contingent compensation payments related to 2020 acquisitions recorded as a component of net cash provided by operating activities.

Adjusted Diluted Net Earnings Per Share (EPS)

	For the Three Months Ended March 31,
	2023		2022
	Total	Per Diluted Share	Total	Per Diluted Share
Net earnings	$47	$1.04	$44	$0.94
Add: Income tax expense	17		15
Earnings before income taxes	$64		$59
Add: Acquisition-related impacts (1)	1		2
Add: Acquisition-related amortization (2)	1		3
Add: Cost reduction initiatives	3		-
Adjusted earnings before income taxes	$69		$64
(Less): Adjusted income tax expense (3)	(18)		(16)
Adjusted net earnings	$51	$1.12	$48	$1.02
Adjusted diluted EPS change versus prior year		9.8%
Diluted shares outstanding		45.5		47.2
Effective tax rate		26%		25%

(1) Represents the impact of acquisition-related adjustments for changes in fair value of contingent consideration, deferred compensation and restricted stock expenses.

(2) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(3) Adjusted income tax expense is calculated using the effective tax rate multiplied by the adjusted earnings before income taxes.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2023
	Low		High
Net earnings	$206	to	$217
Add: Income tax expense	68		73
Earnings before income taxes	$274	to	$289
Add: Interest expense	35		37
Add: Other non-operating (income)	(7)		(6)
Operating income	$302	to	$321
Add: RIP expense (1)	3		4
Add: Acquisition-related impacts (2)	4		5
Add: Cost reduction initiatives	3		3
Adjusted operating income	$312	to	$332
Add: Depreciation & Amortization	83		88
Adjusted EBITDA	$395	to	$420

(1) RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

(2) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

Adjusted Diluted Net Earnings Per Share Guidance

	For the Year Ending December 31, 2023
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net earnings	$206	$4.57	to	$217	$4.81
Add: Income tax expense	$68			$73
Earnings before income taxes	$274		to	$289
Add: RIP (credit) (2)	$(1)			$(2)
Add: Acquisition-related amortization (3)	$5			$6
Add: Acquisition-related impacts (4)	$4			$5
Add: Cost reduction initiatives	$3			$3
Adjusted earnings before income taxes	$285		to	$301
(Less): Adjusted income tax expense (5)	(70)			(74)
Adjusted net earnings	$215	$4.80	to	$227	$5.05

(1) Adjusted EPS guidance for 2023 is calculated based on ~45 million of diluted shares outstanding.

(2) RIP (credit) represents the entire actuarial net periodic pension (credit) recorded as a component of net earnings. We do not expect to make any cash contributions to our RIP.

(3) Represents the intangible amortization related to acquired entities, including customer relationships, developed technology, software, trademarks and brand names, non-compete agreements and other intangibles.

(4) Represents the impact of acquisition-related adjustments for deferred compensation and restricted stock expenses.

(5) Income tax expense is based on an adjusted effective tax rate of ~25%, multiplied by adjusted earnings before income taxes.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2023
	Low		High
Net cash provided by operating activities	$220	to	$240
Add: Return of investment from joint venture	85		95
Adjusted net cash provided by operating activities	$305	to	$335
Less: Capital expenditures	(75)		(85)
Adjusted Free Cash Flow	$230	to	$250